PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 1, 2019

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Metrospaces, Inc.

$11,550,000

2,100,000,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY AT $0.0055 PER SHARE

This is the public offering (the “Offering”) of securities of Metrospaces, Inc., a Delaware corporation. We are offering 2,10,000,000 shares of our common stock, par value $0.000001 (“Common Stock”), at an offering price of $0.0055 per share (the “Offered Shares”) by the Company. This Offering will terminate twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 10,000,000 Offered Shares ($10,000); however, we can waive the minimum purchase requirement on a case-by-case basis at our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a “best efforts” basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit the proceeds from the subscription into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable, and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date, and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Our Common Stock is traded on the OTCMarkets under the symbol “MSPC.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per	Total
	Share	Maximum

Public Offering Price (1)(2)	$0.0055	$11,550,000.00
Underwriting Discounts and Commissions (3)	$0	$0
Proceeds to Company (4)	$0.0055	$11,550,000.00

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.”
(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through direct sales by the Company. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company will immediately deposit proceeds from the subscription into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”
(3)	We are offering these securities without an underwriter.
(4)	Excludes estimated total offering expenses. Such expenses will be approximately $15,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.0055 per share as consideration to be paid to the Company for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is September__, 2021

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Metrospaces”, “we”, the “Company”, “our”, the “Issuer”, and “us” refer to the activities of and the assets and liabilities of the business and operations of Metrospaces, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

·	The relevant real estate market and prices;
·	Our reliance on suppliers and customers;
·	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern”;
·	Our ability to effectively execute our business plan;
·	Our ability to manage our expansion, growth and operating expenses;
·	Our ability to finance our businesses;
·	Our ability to promote our businesses;
·	Our ability to compete and succeed in highly competitive and evolving businesses;
·	Our ability to respond and adapt to changes in technology and customer behavior; and
·	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Metrospaces, Inc. (the “Company”) was incorporated as Strata Capital Corporation on December 10, 2007, under the laws of the State of Delaware. The Company has historically been a luxury hotel and residential developer. However, it always focused on higher-yield opportunities, in particular opportunities where IT can create huge improvements in efficiency and operating income. In that sense, on June 2017, the Company acquired 51% of the ownership units of Etelix in exchange for a $2 million promissory note. Etelix is a Miami based carrier-grade telco provider that ran a small data center. In June 2018, Etelix was merged into what is today, IQSTel, Inc. and as a consequence, the Company’s ownership dropped below 51% and therefore Etelix was deconsolidated. Effective September 15, 2018, the Company no longer has any ownership interest in Ikal Wine and Lodge. In March 2020, the Company exchanged the balance of the unpaid promissory of about $1.7 million, keeping 1,050,725 common shares. Additionally, the company has an option to acquire an additional 2.5 million shares and has agreements to acquire an even higher amount of shares, as certain value added-events are realized between the company and IQSTel, Inc.. The company has shifted its business focus and business plan from a traditional luxury hotel and residential developer to a Prop-tech company. The Company believes that new blockchain, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way. One of the initial focus of the Company is to use IT to improve operating, marketing and maintenance efficiencies. To enter these new service offerings, the company will launch a series of new business lines. The first launch will be a co-living platform focus on secondary cities such as Philadelphia, Jacksonville, Houston and others, as well as special international tourist destinations such as The Dominican Republic. The company has a beta platform that will be launched by middle of 3rd quarter of 2021 and will bear the brand MetroHouse. On March 23, 2021 the Company entered an agreement to acquire a 3-bedroom villa in Infinity View Villas in Loma Linda, The Dominican Republic which will be one of it’s first markets. Part of this agreement give the company the option to increase its investment and become a co-developer partner. Additionally, the Company has entered into a verbal JV Agreement with a property owner to develop 2 additional properties owned by them, located in the area of Fishtown, Philadelphia which the Company expects to have fully operational within 3-4 months. The company intends to open at least 4-5 cities before end of 2021, with a total of no less than 150 beds within those cities. In addition, the Company has acquired a 60,295 ft2 office building located in Houston, TX that has generated approximate historical $469,000 of NOI. The plan for this building will be to initially improve management and net income by implementing additional proptech initiatives such as state of the art IoT improvements including building management tools, security system, and secured IT access systems. Additionally, the building is positioned to take advantage of solar tax credits and create value from electricity generation.

Company rents one facility comprised of approximately 750 square feet office space located at 195 Montague Street in Brooklyn, New York. The Company’s senior executive team and administrative staff work at this office. The rent per month is $750. Our fiscal year-end date is December 31, our principal executive offices are located at 195 Montague Street, Brooklyn, New York, 11201, our website is www.metrospaces.com, and our telephone number is (646) 630-0927.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the relevant rules covering our securities, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale, which may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades on the OTCMarkets (the OTC Link LLC alternative trading system operated by OTC Markets Group Inc.) under the symbol “MSPC”.

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THE OFFERING

THE OFFERING

Issuer:	Metrospaces, Inc.

Securities offered:	A maximum of 2,100,000,000 shares of our common stock, par value $0.000001 (“Common Stock”) at an offering price of $0.0055 per share (the “Offered Shares”). (See “Distribution”).

Number of shares of Common Stock outstanding before the Offering:	16,709,497,456 shares outstanding as of August 16, 2021.

Number of shares of Common Stock to be outstanding after the offering	18,809,497,456 shares, if the maximum amount of Offered Shares are sold

Price per share:	$0.0055.

Maximum offering amount:	2,100,000,000 shares at $0.0055 per share, or $11,550,000 (See “Distribution”).

Trading market:	Our Common Stock trades on the OTCMarkets under the symbol “MSPC”.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after estimated offering expenses of approximately $15,000) will be $11,535,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution of between $0.0011 and $0.0017 per share depending upon total amount raised and the number of shares issued.
Limited market for our stock.
Limited operational history.
See “Risk Factors.”

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RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Our financial status creates doubt about whether we will continue as a going concern.

All of our net income for the three and six months ended June 30, 2021, resulted from accounting gains on the change in fair value of our derivative liability (a reduction of derivative liability from $11,017,206 at December 31, 2020, to $1,297,192 at June 30, 2021), we had no revenues during the six months ended June 30, 22021, we had total liabilities of $5,430,996 as of June 30, 2021, and we only had $388,669 in cash and cash equivalents with which to fund operations as of June 30, 2021. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

We do not own hotel or resort properties, and we may not be able to find any properties which fit our business model, and the recent global economic uncertainty has impacted our ability to find suitable properties at prices we believe are attractive.

We currently do not own any hotel or resort properties, and there is no guarantee that we will own any such properties in the future. We are dependent on being able to find and acquire properties that fit our business model. The recent global economic instability presents challenges in finding properties at prices we believe are attractive, as well as financing those property purchases. Any inability to find properties or obtain financing on terms we find attractive would materially impact our results of operations and adversely impact a shareholder’s investment.

The Company’s failure to identify and complete accretive acquisitions may adversely affect the profitability of the Company.

The Company’s business strategy includes identifying and completing accretive hotel acquisitions. The Company will compete with other investors who are engaged in the acquisition of hotels, and these competitors may affect the supply/demand dynamics and, accordingly, increase the price the Company must pay for hotels it seeks to acquire, and these competitors may succeed in acquiring those hotels. Any delay or failure on the Company’s part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede the Company’s growth. The Company may also incur costs that it cannot recover if it abandons a potential acquisition. If the Company does not reinvest proceeds received from hotel dispositions timely, it could result in lower income. The Company’s profitability may also suffer because future acquisitions of hotels may not yield the returns the Company expects, and the integration of such acquisitions may cause disruptions in the Company’s business and to management or may take longer than projected.

The Company is subject to various risks which are common to the hotel industry on a national, regional and local market basis that are beyond its control and could adversely affect its business.

The success of the Company’s hotel development and operation plans will depend largely on the hotel operators’ ability to adapt to dominant trends and risks in the hotel industry, both nationally and in individual local markets.  These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses.  The following is a summary of risks that may affect the hotel industry in general and as a result may affect the Company:

•	an increase in supply of hotel rooms that exceeds increases in demand;
•	competition from other hotels and lodging alternatives in the markets in which the Company will operate;
•	dependence on business and leisure travel;
•	increases in energy costs and other travel expenses, which may affect travel patterns and reduce business and leisure travel;
•	reduced business and leisure travel due to geo-political uncertainty, including terrorism, travel-related health concerns, including the widespread outbreak of infectious or contagious diseases in the U.S., inclement weather conditions, including natural disasters such as hurricanes and earthquakes, and airline strikes or disruptions;
•	reduced travel due to adverse national, regional or local economic and market conditions;
•	seasonality of the hotel industry may cause quarterly fluctuations in operating results;
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•	changes in marketing and distribution for the industry including the cost and the ability of third-party internet and other travel intermediaries to attract and retain customers;
•	changes in hotel room demand in a local market;
•	brand expansion;
•	the performance of any third-party managers of hotel properties the Company may acquire;
•	increases in operating costs, including increases in the cost of property insurance, utilities and real estate and personal property taxes, due to inflation and other factors that may not be offset by increased room rates;
•	labor shortages and increases in the cost of labor due to low unemployment rates or to government regulations surrounding wage rates, health care coverage and other benefits;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with applicable laws and regulations;
•	business interruptions due to cyber-attacks;
•	requirements for periodic capital reinvestment to repair and upgrade hotels;
•	limited alternative uses for the hotel buildings;
•	condemnation or uninsured losses; and
•	adverse effects of a downturn in the hospitality industry.

Any of these factors may reduce operating results and the value of any properties that the Company may acquire. Additionally, these items, among others, may reduce the availability of capital to the Company.

Adverse economic conditions in the United States and individual markets may adversely affect the Company’s business operations and financial performance.

The performance of the lodging industry has historically been closely linked to the performance of the general economy both nationally and within local markets. The lodging industry is also sensitive to government, business and personal discretionary spending levels. Declines in government and corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions could lower the revenue and profitability of any hotels the Company acquires, and therefore the net operating profits/losses of those investments. A slowing of the current economic growth or new economic weakness could have an adverse effect on the Company’s revenue and negatively affect its profitability. Furthermore, even if the economy in the United States in general continues to improve, the Company cannot provide any assurances that demand for hotels in other countries will increase from current levels, locally or regionally, where any of the Company’s properties are ultimately located.

In addition, many of the expenses associated with the Company’s business plan, including personnel costs, interest expense, ground leases, property taxes, insurance and utilities, are likely to remain relatively fixed. During a period of overall economic weakness, if the Company is unable to meaningfully decrease these costs as demand for hotels decreases, the Company’s business operations and financial performance would likely be adversely affected.

Competition in the markets where the Company may own hotels may adversely affect the Company’s results of operations.

The hotel industry is highly competitive. Any hotel properties we are able to acquire will compete for guests primarily with other hotels in its immediate vicinity and secondarily with other hotels in its geographic market. The hotel properties will also compete with numerous owners and operators of vacation ownership resorts, as well as alternative lodging companies, such as HomeAway and Airbnb, which operate websites that market available furnished, privately-owned residential properties, including homes and condominiums, that can be rented on a nightly, weekly or monthly basis. An increase in the number of competitive hotels, vacation ownership resorts and alternative lodging arrangements in a particular area could have a material adverse effect on the occupancy and ADR (Average Daily Rate) of the Company’s hotels in that area.

Renovations and capital improvements may reduce the Company’s profitability.

If the Company is able to acquire hotel properties, the Company will likely have ongoing needs for hotel renovations and capital improvements to maintain the hotels. In addition, from time to time, the Company will need to make renovations and capital improvements to comply with applicable laws and regulations, to remain competitive with other hotels and to maintain the economic value of its hotels. The Company also may need to make significant capital improvements to hotels that it acquires.  Occupancy and ADR are often affected by the maintenance and capital improvements at a hotel, especially in the event that the maintenance or improvements are not completed on schedule, or if the improvements require significant disruptions at the hotel. The costs of capital improvements the Company may need or choose to make could reduce the funds available for other purposes and may reduce the Company’s profitability.

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The Company may not be able to complete hotel dispositions when and as anticipated.

The Company anticipates that it will monitor the profitability of any hotel properties it acquires, market conditions, and capital requirements and attempts to maximize shareholder value by timely disposal of its hotels. Real estate investments are, in general, relatively difficult to sell due to, among other factors, the size of the required investment and the volatility in availability of adequate financing for a potential buyer. This illiquidity will tend to limit the Company’s ability to promptly vary its property portfolio in response to changes in economic or other conditions. Additionally, factors specific to an individual property, such as its specific market and operating performance, restrictions in franchise and management agreements, debt secured by the property, a ground lease, or capital expenditure needs may further increase the difficulty in selling a property. Therefore, the Company cannot predict whether it will be able to sell any hotels for the price or on the terms set by the Company, or whether any price or other terms offered by a prospective purchaser would be acceptable to the Company.

Real estate impairment losses may adversely affect the Company’s financial condition and results of operations.

As a result of changes in an individual hotel’s operating results or to the Company’s planned hold period for a particular hotel, the Company may be required to record an impairment loss for a given hotel property it acquires. The Company plans to analyze any hotel properties it acquires individually for indicators of impairment throughout the year. The Company plans to record impairment losses on a hotel property if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective property over its estimated remaining useful life, based on historical and industry data, is less than the property’s carrying amount. Indicators of impairment include, but are not limited to, a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable.

The Company’s inability to obtain financing on favorable terms or pay amounts due on its financing may adversely affect the Company’s operating results.

The Company anticipates using financing to acquire properties and perform renovations to its properties. The credit markets have historically been volatile and subject to increased regulation in recent years, and as a result, the Company may not be able to obtain debt financing to meet its cash requirements, including refinancing any scheduled debt maturities, which may adversely affect its ability to execute its business strategy. If the Company refinances debt, such refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced. If the Company is unable to refinance its debt, it may be forced to dispose of hotels or issue equity at inopportune times or on disadvantageous terms, which could result in higher costs of capital.

Technology will likely be used in any future hotel operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

The Company plans to rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Some of the information technology will likely be purchased from third party vendors, on whom the systems depend. The Company plans to rely on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. It is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage reputation, subject the Company to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of the Company.

Potential losses not covered by insurance may adversely affect the Company’s financial condition.

The Company plans to maintain comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to any hotels it acquires. These policies would offer coverage features and insured limits that the Company believes are customary for similar types of properties. There are no assurances that any such coverage will be available

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or at reasonable rates in the future. Also, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Additionally, although the Company may be insured for a particular loss, the Company is not insured against the impact a catastrophic event may have on the industry as a whole. There also can be risks such as certain environmental hazards that may be deemed to fall outside of the coverage. In the event of a substantial loss, the Company’s insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose all or a portion of the capital it has invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, the Company might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also prevent the Company from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. The Company also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that the Company believes to be covered under its policy. Under those circumstances, the insurance proceeds the Company would receive might be inadequate to restore its economic position in the damaged or destroyed hotel, which would have a material adverse effect on the Company’s financial condition and results of operations.

The Company may face possible risks associated with the physical effects of climate change.

If the Company acquires hotel properties, the Company may be subject to the risks associated with the physical effects of climate change, which could include more frequent or severe storms, droughts, hurricanes and flooding, any of which could have a material adverse effect on the Company’s properties, operations and business. To the extent climate change causes changes in weather patterns, its markets could experience increases in storm intensity and rising sea-levels causing damage to the Company’s properties. Over time, these conditions could result in declining hotel demand or the Company’s inability to operate the affected hotels at all. Climate change also may have indirect effects on its business by increasing the cost of (or making unavailable) property insurance on terms the Company finds acceptable, as well as increasing the cost of renovations, energy, water and snow removal at its properties. The Company cannot predict with certainty whether climate change is occurring and, if so, at what rate, and therefore, there can be no assurance that climate change will not have a material adverse effect on the Company.

The Company could incur significant, material costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on the Company.

Any hotels the Company acquires would likely be subject to various national and local environmental laws that impose liability for contamination. Under these laws, governmental entities would likely have the authority to require the Company, as the current owner of a hotel, to perform or pay for the clean-up of contamination (including hazardous substances, asbestos and asbestos-containing materials, waste, petroleum products or mold) at, on, under or emanating from the hotel and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned or operated a property at the time it became contaminated, it is possible the Company could incur cleanup costs or other environmental liabilities even after it sells or no longer operates a particular hotel. Contamination at, on, under or emanating from the Company’s hotels also may expose it to liability to private parties for costs of remediation, personal injury and/or property damage.  In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination.  If contamination is discovered on the Company’s properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all.

In addition, any hotels the Company acquires would likely be subject to various national and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew, and waste management. The Company’s hotels would likely incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable requirements.

Liabilities and costs associated with environmental contamination at, on, under or emanating from a hotel property, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws and regulations could be material and could materially and adversely affect the Company. The Company can make no assurances that changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental

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liabilities, or that the current environmental condition of any hotel the Company acquires will not be affected by its operations, the condition of the properties in the vicinity of the hotel, or by third parties unrelated to the Company. The discovery of material environmental liabilities at its properties could subject the Company to unanticipated significant costs, which could significantly reduce or eliminate its profitability.

The Company may incur significant costs complying with various regulatory requirements, which could materially and adversely affect the Company.

The Company and any hotels it acquires will be subject to various national and local regulatory requirements.  These requirements are likely to be wide-ranging and include among others, state and local fire and life safety requirements, federal laws such as the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder and the Sarbanes-Oxley Act of 2002. Liability and costs associated with complying with these requirements are and could be material.  If the Company fails to comply with these various requirements, it could incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require the Company to make significant unanticipated expenditures, which could materially and adversely affect the Company.

There may be unknown risks inherent in our acquisitions of properties which could result in a material adverse effect on our business.

We will conduct due diligence with respect to any acquisition we undertake, but we may not be aware of all of the risks associated with any of the acquisitions. Any discovery of adverse information concerning any of these acquisitions could have a material adverse effect on our business, financial condition and results of operations. While we may be entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

Investors may lose their entire investment if we fail to implement our business plan.

We have a minimal demonstrable operations record on which you can evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. These risks include, without limitation, competition, the absence of ongoing revenue streams, a competitive market environment, and lack of brand recognition. If we fail to implement and create a base of operations for our proposed business, we may be forced to cease operations, in which case investors may lose their entire investment.

Risks Associated with this Offering

Our shares will likely be classified as a “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price less than $5.00. Our shares would be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

·	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

·	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

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·	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks;

·	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Our shares may be thinly traded with wide share price fluctuations, low share prices, and minimal liquidity.

The per share price of our common stock may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; our ability or inability to generate future revenues; and market perception regarding the hotel industry in general and our hotels specifically.

In addition, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. Stocks traded on the over-the-counter market, like our common stock, are usually thinly traded, highly volatile and not followed by analysts. These factors may have a material effect on our share price.

We could potentially need to sell additional authorized shares in the future. This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in the Company.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required. The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders. The price of each share outstanding common share may decrease in the event we sell additional shares.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are “penny stocks” and are covered by Section 15(d) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers including: disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making

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a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Future legal actions would cause our costs to increase.

There are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. In the event there was any such legal action, there would be costs of defense that would be variable. The Company anticipates a general increase in legal counsel cost going forward due to the legal work that will be necessary for implementing the Company’s business plan.

The financial projections herein are based on assumptions which may not actually occur.

The financial projections contained in this Offering Circular are based on certain assumptions and estimates and, although the Company believes there is a reasonable basis for the assumptions and estimates upon which the projections are based, there can be no assurance that the revenues stated therein will be attained or that expenses will not be higher than estimated. Much of the information contained in the projections is based on assumptions and estimates that are subject to variations that could be beyond the control of the Company and could have a substantially adverse effect on the performance and profitability of the Company. Accordingly, no representation is or can be made as to the future operations or the amount of any future income or loss of the Company. In addition, the projections were prepared by management and have not been reviewed by any independent certified public accountant. Each investor should consult his own attorney, accountant or other advisors concerning an investment in the Company.

Trends, risks and uncertainties.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all such risk factors before making an investment decision with respect to our Common Stock.

Statements Regarding Forward-looking Statements

This Offering Circular contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale in the Primary Offering.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Gross Proceeds	$2,887,500	$5,775,000	$8,662,500	$11,550,000

Expected offering expenses	15,000	15,000	15,000	15,000

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Net Proceeds	$2,872,500	$5,760,000	$8,647,500	$11,535,000

Accounting, Audit & Related Fees	$150,000	$150,000	$150,000	$150,000

General Working Capital	185,000	285,000	335,000	985,000

Retirement of Liabilities	75,000	150,000	150,000	150,000

Technology Development	900,000	900,000	900,000	900,000

Real Estate Acquisition(s) and Development	1,462,500	4,125,000	6,937,500	8,775,000

Sales and Marketing	100,000	150,000	175,000	575,000

Total	$885,000	$1,785,000	$2,685,000	$3,585,000

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

“Accounting, Audit & Related Fees” includes accounting and audit fees associated with the anticipated annual audit and preparation and review of interim financial statements, which the Company anticipates will be necessary execute the Company’s plan to become a fully reporting company subsequent to the completion of the Offering described herein. Related Fees includes legal and professional fees. The amounts in this category will likely increase as accounting fees increase in relationship to increased activity in manufacturing, product development and corporate acquisitions planned.

“Technology Development” includes the anticipated expenses associated with software development associated with our MetroHouse co-living platform, our real estate document verification platform, and real estate tokenization platform plans described in the “Business” section below.

“Real Estate Acquisition(s) and Development” includes expenses associated with real estate acquisitions and development plans described in the “Business” section below.

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“Sales and Marketing” includes the costs associated with hiring additional staff and or the retention of third party sales and marketing experts to market the Company’s anticipated software and real estate projects, and such expenses are expected to steadily increase as we successfully execute our business plan.

DILUTION

We had a negative net tangible book value at June 30, 2021, of approximately ($0.00031) per share of our common stock (assuming the number of shares outstanding as of August 16, 2021, were outstanding as of June 30, 2021). If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

Outside investors, however, will pay a price of $0.001 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately ($0.0001) per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company’s Common Stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	0.0055	0.0055	0.0055	0.0055
Net tangible book value per share before offering	(0.00031)	(0. 00031)	(0. 00031)	(0. 00031)
Increase per share attributable to investors	0.000044	0.000035	0.000024	0.000013
Pro forma net tangible book value per share after offering	(0.00027)	(0.00028)	(0.00029)	(0.00030)
Dilution per share to investors	0.005231	0.005221	0.005211	0.005199

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by the board of directors. The principal factors considered in determining the initial public offering price include:

·	the information set forth in this Offering Circular and otherwise available;
·	our history and prospects and the history of and prospects for the industry in which we compete;
·	our past and present financial performance;
·	our prospects for future earnings and the present state of our development;
·	the general condition of the securities markets at the time of this Offering;
·	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
·	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Maximum Offering is not reached or, if it is reached, on the Termination Date.

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Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.       Receive, review, execute and deliver to us a subscription agreement; and

2.       Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Metrospaces, Inc. (the “Company”) has historically been a real estate investor, developer and operator. The Company was originally incorporated as Strata Capital Corporation (“STC”) on December 10, 2007 under the laws of the State of Delaware; however, on October 6, 2012, the Company changed its name to Metrospaces, Inc. As a Company previously focused on real estate, the Company has historically been focused on real estate development, acquisition and repositioning of luxury residential and hotels. Additionally, the Company had also focused on locating and acquiring operating companies with a strong real estate component to them such as data centers, and other operating business where real estate provides an important part of the balance sheet and/or income statement .

The Company has recently transformed its business plan from a traditional luxury hotel and residential developer to a property technology (“prop-tech”) company. The Company believes that new blockchain, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way. One of the Company’s new focuses is to use information technoolgy to improve real property operating, marketing and maintenance efficiencies. To enter these new service offerings, the Company plans to launch a series of new business lines.

The first launch planned is a co-living platform focused on secondary cities such as Philadelphia, Jacksonville, Houston and others, as well as special international tourist destinations such as The Dominican Republic. The Company is currently developing a beta platform with a target of launching it by the middle of the third quarter of 2021, with the platform branded as “MetroHouse.” In furtherance of the MetroHouse business, on March 23, 2021, the Company entered into an agreement to acquire a 3-bedroom villa in The Dominican Republic, which will be one of MetroHouse’s first markets. The Company closed on the purchase of that property in March shortly thereafter. Additionally, the Company has entered into a preliminary joint venture agreement with a group of property owners in the area of Fishtown in Philadelphia, pursuant to which residential properties there will be offered for rent via the MetroHouse co-living platform. The Company currently expects to have the MetroHouse platform fully operational within three-to-six months. The Company intends to launch MetroHouse in at least 4-5 cities before the end of 2021, with a total of no less than 150 beds available for rent within those cities. A second larger launch of MetroHouse in other locations is targeted for the end of the third quarter of 2022.

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In August of 2021, the Company acquired an approximate 50.6% equity interest in a 60,295 sq. ft. office building in Houston, Texas, locally known as the “Brazos Atrium.” The building is expected to be a first case study for the Company’s planned tokenization platform. The Company’s plan for this building will be to initially improve management and net income by implementing additional prop-tech initiatives, such as state of the art IoT improvements including updated building management tools, security system, secured IT access systems and blockchain integration. Additionally, the building is positioned to potentially take advantage of solar tax credits and create value from electricity generation.

Results of Operations for the Six Months Ended June 30, 2021

Revenues

We had revenues of $0 and $0 for the six months ended June 30, 2021 and 2020, respectively.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2021 and 2020, were $186,920 and $18,817, respectively. General and administrative expenses include $70,000 of accrued, unpaid management salaries, $49,246 in licenses and permits, $9,750 in professional fees, $1,892 in transfer agent fees and $146 in bank fees. . The increase in general and administrative expenses of $61,507 in was the result of increased spending on new corporate initiatives during the six months ended June 30, 2021.

Income/(Loss) from Operations

During the six months ended June 30, 2021 and 2020, the operating loss was $186,920and $18,817, respectively. The loss was due to general and administrative expenses.

Interest

During the six months ended June 30, 2021 and 2020, interest expense was $194,895 and $113,217, respectively. The increase in interest expense of $81,678 was due increase in no convertible promissory notes.

Change in fair value of derivative

During the six months ended June 30, 2021 and 2020, change in fair value of derivative was a gain of $9,762,038 and a gain of $190,078, respectively, resulting from conversion of debt into common stock, subsequent sale and write down of derivative expense.

Gain on extinguishment of debt

During the six months ended June 30, 2021 and 2020, gain on extinguishment of debt was $0 and $1,787,245, respectively. The change of $1,787,245 was due to the gain on extinguishment of debt during the six months ended June 30, 2020. There was no extinguishment of debt during the six months ended June 30, 2021.

Change in value of marketable securities

During the six months ended June 30, 2021 and 2020, the change in value of marketable securities was $753,485 and $0, respectively. The change is due to an increase in the market value of investment securities.

Interest income

During the six months ended June 30, 2021 and 2020, interest income was $18,854 and $0, respectively. The increase in interest income of $18,854 is the result of interest accrued on notes receivable outstanding at June 30, 2021. There were no notes receivable outstanding at June 30, 2020.

Liquidity and Capital Resources

Our net income for the six months ended at June 30, 2021, was $10,4607,458, and our accumulated deficit at that date was $4,007,401, primarily derived from convertible debt, including interest and derivative liabilities. We had cash at that date of $388,669 and accounts receivable of $348,855. We financed our operations during this period through the sale of marketable securities of $460,045, loans of $122,173 and other income of $350. During the six-month period then ended, Company executives earned a monthly salary of $7,000. We accrued these salaries and intend to continue to accrue them until we have cash flows available to pay them.

Net cash used in operating activities for the six months ended June 30, 2021, was $261,468, primarily as a result of the issuance of notes receivable in the amount of $330,000.

Net cash provided by investing activities for the six months ended June 30, 2021 was $260,545 as a result of proceeds from the sale of marketable securities of $460,045 and purchases of property in the amount of $150,000 and capitalization of software development costs for $49,500 during the six months ended June 30, 2021.

Net cash provided by financing activities for the six months ended June 30, 2021, was $388,669, a result of borrowing of $384,692. .

Cash Requirements

At June 30, 2021, we had a stockholders’ deficit of $4,007,401. We do not expect to generate sufficient working capital from operations to continue to operate for the next 12 months; however, we will require additional financing to continue revenue and operating growth, pay our legal, accounting and other fees associated with continued operations of the Company and its filing obligations under federal securities laws, as well as to pay our other accounts payable generated in the ordinary course of our business. Our immediate cash flow needs will be of approximately $150,000, which we expect to generate through operations or raise by selling non-convertible promissory notes and entering into business lines of credit.

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Results of Operations for the Year ended December 31, 2020.

Revenues

For the twelve months ending in December 31, 2020 and 2019, revenues were $0.

General and Administrative Expenses

General and administrative expenses for the twelve months December 30, 2020 and 2019, were $35,358 and $439,893 respectively. General and administrative expenses at December 31, 2020 consists of salary expense of $11,250, rent of $19,200, automobile expenses of $3,440 and insurance expense of $1,466. The decrease of $404,535 in general and administrative expenses from December 31, 2019 to December 31, 2020 was due to a one-time adjustment of liabilities of $318,285 during the year ended December 31, 2019, a reduction in web site development costs of $75,000 and a reduction in travel expense of $11,250.

Gain/Loss from Operations

For the twelve months ending in December 31, 2020 and 2019, net operating loss was $35,358 and $439,893, respectively. The net loss was due to general and administrative costs incurred.

Interest

During the twelve months ending December 30, 2020 and 2019, we incurred interest expense of $210,813 and $452,205, respectively. The decrease of $241,392 is due to the conversion of convertible notes payable totaling $1,710,000 during the year ended December 31, 2020 and debt discount amortization of $38,021 recognized in the year ended December 31, 2019 which resulted in fully amortizing the then existing debt discount. As a result, interest expense was reduced and there was no debt discount amortization recorded in the year ended December 31, 2020.

Gain on change in fair value of derivative

During the twelve months ended December 31, 2020 and 2019, we recorded a gain on fair values of derivatives of $190,078 and $13,510,171, respectively. The decrease of $13,320,093 was the result of conversions of convertible notes and a decrease in the stock price of the Company’s stock.

Gain / (Loss) on extinguishment of debt

During the twelve months ended December 31, 2020, the Company recognized a gain on extinguishment of debt of $1,787,245 as a result of a settlement with Etelix regarding the Company’s ownership interest in Etelix and the debt in the Company held be Etelix. During the twelve months ended December 31, 2019, the Company recognized a loss on extinguishment of debt of $1,958,000 related to the deconsolidation of Etelix as its ownership percentage in Etelix fell below the threshold for consolidation in the Company’s financial statements.

Other income / (expense)

During the twelve months ended December 31, 2020 and 2019, the Company recognized other income of $167,134 and other expense of $1,475,137, respectively. Other income at December 31, 2020 consists of gain on the fair value of marketable securities and other expense at December 31, 2019 relates to the change in fair value of the derivative at December 31, 2019.

Net income

Net income for the years ended December 31, 2020 and 2019 was $1,793,286 and $9,079,937, respectively, as a result of other income recognized during the years ended December 31, 2020 and 2019.

Liquidity and Capital Resources

Our net income for the twelve months ended December 31, 2020, was $1,793,286, and our accumulated deficit at that date was $20,863,736.. We had no cash on December 31, 2020 and prepaid assets of $3,300.

At December 31, 2020, we had a stockholders’ deficit of $13,602,013.

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Off-Balance Sheet Arrangements

None.

Risks and Uncertainties

We operate in an industry that is subject to rapid and sometimes unpredictable change. Our operations will be subject to significant risk and uncertainties, including financial, operational and other risks, including the risk of business failure. Further, as noted in this Offering Circular, in order to develop its business, the Company will require substantial capital resources.

BUSINESS

Historical Business

Metrospaces, Inc. (the “Company”) was incorporated as Strata Capital Corporation on December 10, 2007, under the laws of the State of Delaware. The Company has historically been focused on hotel and residential real estate development. Additionally, it always focused on higher-yield opportunities, in particular opportunities where IT can create huge improvements in efficiency and operating income. In that sense, on June 2017, the Company acquired 51% of the ownership units of Etelix in exchange for a $2 million promissory note. Etelix is a Miami-based carrier-grade telco provider that ran a small data center. In June 2018, Etelix was acquired by IQSTel, Inc., and as a consequence, the Company’s ownership dropped below 51%, and therefore Etelix was deconsolidated. Effective September 15, 2018, the Company no longer had any ownership interest in Ikal Wine and Lodge.

Management’s Past Real Estate Development Experience:

The current management team has extensive real estate development experience in different markets around the world, such as London, Buenos Aires and NY. The current team has developed approximately 100,000 ft2 of properties around the world, being the London Bulgari Hotel the most iconic one. This past experience in real estate development, gives te management team experience and vision to incorporate IT solutions to achieve maximum results in operations, energy efficiency, marketing and payments. Management believes that the real estate industry is set to experiment a transformative period where shared ownership, transparency in operations and maximized energy efficiency will be the norm.

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As an example of Management team’s past experience:

London Bulgari Hotel (http://www.bulgarihotels.com/en_US/london): Inaugurated in 2012, just in time for the London Olympics, The London Bulgari Hotel was the first new 5-star hotel to open up in London for over 40 years. The hotel took luxury boutique hotels to a completely new level never seen before in the city of London. The hotel is located on Knightsbridge, a 3-minute walk to Hyde Park and Harrods. The hotel has amazing room amenities such as iPod docs, flat-screen TV, Nesspresso machine, marble-floors with free-standing baths and Bulgari furniture decoration. Additionally, the hotel has an indoor pool, a world-class Italian restaurant, spa, screening room as well as many other unique services.

Metrospaces’ CEO, Oscar Brito, was one of the two initial founding partners, having been directly involved in the sourcing of the site, planning approval, construction and later disposition of his minority stake for an IRR of over 45%.

Current Business

The Company has begun a transformation of its business plan from a traditional luxury hotel and residential developer to a prop-tech company. The Company believes that new blockchain, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way. One of the initial focuses of the Company is to use IT to improve real property operating, marketing and maintenance efficiencies. To enter these new service offerings, the Company plans to launch a series of new business lines.

The first business planned to be launched under this new business focus is the co-living platform, MetroHouse.

MetroHouse

Concept: According to some projections, almost 70% of the world’s population will be living in large cities in the future. As more people come to live in large cities, availability for space is expected to become more and more limited. This situation has made affordability, in particular for younger people, a real issue when looking to buy a home or even lease an apartment in many metro areas. Affordable choices are often limited to run-down, poorly located properties that can make for a deplorable living experience. This living concept has already become a trend in big cities such as London, Singapore, New York and Los Angeles, following amongst other things, the world-wide explosion of consumers of shared spaces in properties such as AirBnB and WeWork.

Product: MetroHouse was conceptualized as a product based on mid-sized properties such as townhomes that allow for a larger co-living space that offer tenants such amenities as a rooftop, large kitchens and living rooms, as well as an all-inclusive product that include services such as Wi-Fi, electricity, TV etc. The Company’s initial focus is on secondary cities such as Philadelphia, Jacksonville, Houston and others, as well as special international tourist destinations such as The Dominican Republic.

The Company is currently developing a beta platform with a target of launching it by the middle of the third quarter of 2021, with the platform branded as “MetroHouse.” In furtherance of the MetroHouse business, on March 23, 2021, the Company entered into an agreement to acquire a 3-bedroom villa in The Dominican Republic, which will be one of MetroHouse’s first markets. The Company closed on the purchase of that property in March shortly thereafter. Additionally, the Company has entered into a preliminary joint venture agreement with a group of property owners in the area of Fishtown in Philadelphia to develop two additional residential properties and pursuant to which residential properties there are planned to be offered for rent via the MetroHouse co-living platform within nine months.

Execution: The Company has joined forces with world-class IT provider, Shokworks, to develop and run the entire online and mobile platform on an outsourced basis. This platform should allow the Company to take applications from future users as well as allow property owners to apply as hosts by signing up third-party curated properties. The platform should also give access to other users across the platform as well event organizers, etc. The platform will initially focus on townhouse-type properties, as well as 3-5-bedroom apartments in select cities, as well as specially selected tourist cities aimed at the “Digital Nomad”. The Company plans to first launch in Philadelphia and The Dominican Republic greater metropolitan area, and then in Madrid, Spain. Of the total maximum funds that may be raised in the offering, the Company plans to use more than $8 million to acquire real estate assets and enter into joint venture agreements with other real estate developers to develop co-living-ready real estate assets.

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Financial Performance: According to a case study done by Common Living, Inc, co-living spaces offer investors up to 10-30% higher rental income than traditional rental income on similar properties. On a levered basis, this represents an increase of IRR on each property of 30-60% according to internal calculations. This sort of increase on rental increase turn the rental property investment scenario into a truly spectacular opportunity. The Company plans to look to enhance profits using leverage of 65% loan-to-value.

Below is a case study regarding co-living residential new construction investment vs. traditional residential new development:

Here is an example comparison between Traditional Residential Building Rental Income versus the Co-Living Rental model.

	Traditional		Co-living
Cost basis	Land purchase price	$10,000,000	$10,000,000
	Development cost	$17,500,000	$18,400,000
	Total cost basis	$27,500,000	$28,400,000
Operating income	Gross rental revenue	$2,279,500	$3,230,100
	Operating expenses	$(360,000)	$(950,740)
	NOI before RET and insurance	$1,919,500	$2,279,360
	Real estate taxes and insurance	$(381,925)	$(381,925)
	Net operating income to owner	$1,537,575	$1,897,435
Returns	Unlevered yield-on-cost	5.6%	6.7%
	NOI premium from co-living		23.4%
	Incremental yield-on-cost		1.1%

Additionally, the Company plans to potentially acquire, dependent on available funding, and renovate and reposition up to 3-6 townhouses in the coming 12 months that will be incorporated into the platform. This way, the Company will seek to generate revenue through the rental/administration application, as well as acquire and renovate real property and generate revenue from the lease of such property.

Structure: For this service, the Company has incorporated a subsidiary, MetroHouse, Inc. The Company will retain a 70% stake in the capital stock of the Company, while 30% will be reserved for issuance to the management team.

Seasonality

We do not expect material seasonality in our business.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the issuer’s business, financial condition, or operations and any current, past or pending trading suspensions.

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Facilities

The Company rents one facility comprised of approximately 750 square feet office space located at 195 Montague Street in Brooklyn, New York. The Company’s senior executive team and administrative staff work at this office. The rent per month is $750. This facility is suitable for the Company’s business as a real estate developer.

Employees

As of June 30, 2021, the Company had no full or part-time employees.

MANAGEMENT

The following persons were serving as an executive officer in the following positions on September 16, 2021:

Name	Age	Position
Oscar Brito	49	CEO and Director
Steven Plumb	62	CFO

Oscar Brito (age 49). Mr. Brito founded Urban Spaces in April 2012 and has been its president since that time. On August 13, 2012, he was elected as Director, President, and Acting Chief Financial Officer of the Company. He ceased to be president of the Company and became its Senior Vice President on June 17, 2014. He also co-founded GBS in 1997, and has served as its Managing Partner since its founding. Since April 2012, Mr. Brito has been inactive in GBS’ business and management, but GBS has not formally replaced him as its president. GBS is in the business of assisting its clients in raising capital and providing them with business advice and in investing in real estate and other project projects for its own account. Since its inception, GBS has assisted its clients in raising approximately $350 million in several financial transactions, of which approximately $200 million involved real estate, and has made investments of approximately $8 million on its own account in several projects, including the Bulgari Hotel in London, England. In 1995, Mr. Brito received a law degree from Universidad Catolica Andres Bello in Caracas, Venezuela, and in 2005, received an MBA from Duke University in Durham, North Carolina.

Steven M. Plumb, CPA (age 62) is a seasoned senior executive and financial manager experienced in operations, finance and marketing. He has Big 4 CPA experience, a background in IT, biotech, oil and gas, real estate, medical and utility companies. Mr. Plumb was the chief financial officer of Artella Solutions, Inc., a private medical device company, since December 2018.through May 2021 He has served as the chief financial officer of DirectView Holdings, Inc. (DIRV.PK) since January 2020. From May 2013 through February 2019, Mr. Plumb was the Chief Financial Officer of ProBility Media Corp. (PBYA.PK). From 2011 to 2013, Mr. Plumb was the Chief Financial Officer of Bering Exploration, Inc., (BERX) an oil and gas exploration and production company. In April 2013, Mr. Plumb was appointed to the additional position of President of Bering. From 2012 to 2014, Mr. Plumb served as the chief financial officer of Complexa, Inc., a venture capital backed biotechnology company. From September 2009 to April 2012, Mr. Plumb served as the Chief Financial Officer of ADB International Group, Inc. (ADBI.PK) and from June 2010 to April 2012, he also served on the board of directors of ADBI. From September 2010 to June 2011, Mr. Plumb served as the Chief Financial Officer of Galaxy Media & Marketing Corp (Galaxy) and from January 2011 to June 2011 he also served as a member of the board of directors and chair of the board of directors of Galaxy. Since 2001, he has served as the owner and president of Clear Financial Solutions, Inc., a consulting firm that provides interim CFO services to small public companies. In this capacity he has prepared SEC filings, managed investor relations, raised capital, conducted mergers and acquisition activities, developed successful offering memorandum, registration statements and investor presentations. Mr. Plumb is a former auditor with PriceWaterhouseCoopers and KPMG. Mr. Plumb has a Bachelor of Business Administration degree from the University of Texas at Austin, Austin, Texas.

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Description of Metropsaces Facility

The Company rents one facility comprised of approximately 750 square feet office space located at 195 Montague Street in Brooklyn, New York. The Company’s senior executive team and administrative staff work at this office. The rent per month is $750. This facility is suitable for the Company’s business as a project-by-project real estate developer.

EXECUTIVE COMPENSATION

Employment Agreements

Since May 1, 2018 (the date of our employment agreement with Oscar Brito), Mr. Brito, the Company’s CEO, has been entitled to an annual cash salary of $140,000. The Company was not able to pay this salary so salary has been accrued and is included in the Company’s accrued expenses. Aside from Oscar Brito and Steven Plumb, the Company does not have any other permanent employees or employment agreements or other agreements with the Company’s executive officers or directors.

The Company’s employment agreement with Mr. Brito provide for the payments of the salaries described above, and also provide the following benefits to the employees:

(A) Paid Time Off.  Employee shall be entitled to paid time off in the amount of fifteen (15) days per year.

(B) Sick Leave. Employee shall be entitled to paid sick leave of up to ten (10) days per year.

(C) Personal Leave.  Employee shall be entitled to paid personal leave of up to five (5) days per year.

(D) Signing Bonus. An initial signing bonus in the amounts of $144,000 were payable to Mr. Silva and Mr. Brito, which amounts have been accrued.

On August 26, 2021, the Company appointed Steven M. Plumb, CPA as its chief financial officer and entered into an engagement letter with Mr. Plumb’s entity, Clear Financial Solutions (“Clear”), pursuant to which Mr. Plumb and Clear’s other staff would provide CFO, accounting and bookkeeping services to the Company, and Clear would be paid $3,500 per month, plus hourly fees (at $350/hour for partner-level services, $275/hour for manager-level services, $175/hour for senior-level services, $125/hour for staff-level services, and $75/hour for bookkeeper-level services) for annual and quarterly report preparation.

The following table represents information regarding the total compensation our officers and directors of the Company for the 2018-2020 fiscal years:

Name and principal
Position	Year	Salary	Signing Bonus	Total
Oscar Brito, CEO	2020	$140,000	$0	$140,000
	2019	$140,000	$0	$140,000
	2018	$140,000	$144,000	$284,000

Steven M. Plumb, CPA, CFO (1)	2020	$0	$0	$0
	2019	$0	$0	$0
	2018	$0	$0	$0

(1)	Mr. Plumb was appointed to the position of CFO on August 26, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our

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audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer described below, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

There were no “related party” transactions in the fiscal years ending December 31, 2020 or 2019, or during the six-month period ending March 31, 2020.

Legal/Disciplinary History

None of Metrospaces, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Metrospaces, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Metrospaces, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Metrospaces, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of one sole member. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we will be adopting a written code of business conduct and

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ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

The following table gives information on ownership of our securities as of September 7, 2021, at which time there were 16,709,497,456 shares of common stock outstanding. The following lists ownership of our preferred and common Stock by each person known by us to be the beneficial owner of over 5% of the outstanding common and preferred Stock, by each of our executive officers and directors, and by our officers and directors as a group:

		Amount and Nature of Beneficial
Title of class	Name of Beneficial Owner	Ownership		Percent of Class (1)

Series B PIK Convertible Preferred Stock	Oscar Brito	150,000	(1)	12.5%
Series E Preferred Stock	Oscar Brito	5	(1) (2)	100.0%
Common Stock	GBS Capital Partners, LLC	1,000,000	(3)	83.3%

(1)	Based on 16,709,497,456 shares of common stock outstanding as of September 7, 2021, 1,200,000 shares of Series B PIK Convertible Preferred Stock (the “Series B Preferred Stock”), and 5 shares of Series E Preferred Stock (the “Series E Preferred Stock”) outstanding as of September 7, 2021. The shares of Series B Preferred Stock and the Series E Preferred Stock were not convertible into common stock on, or within 60 days after, September 7, 2021.

(2)	Mr. Brito owns 100% of the Series E Preferred Stock. The outstanding shares of Series E Preferred Stock have the right to take action by based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock of the Company such that the holders of the outstanding shares of Series E Preferred Stock shall always have 80% of the voting rights of the Company.

(3)	Mr. Brito is deemed to be the beneficial owner of GBS Capital since he shares voting and dispositive power with respect to shares held in the name of GBS Capital.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 23,600,000,000 shares of Common Stock, $0.000001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share- for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are, and will be, fully paid, validly issued and non- assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all Preferred Stock dividends are paid in full.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, $0.000001 par value. This Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of

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Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

As of June 30, 2021, 2,000,000 shares of authorized preferred stock have been designated as Series B PIK Convertible Preferred Stock (the “Series B Preferred Stock”), 1,200,000 shares of Series B Preferred Stock are outstanding, 400,000 shares of authorized preferred stock have been designated as Series D PIK Convertible Preferred Stock (the “Series D Preferred Stock”), and 2,000 shares of Series D Preferred Stock are outstanding.

As of June 30, 2021, 2,000,000 shares of authorized preferred stock have been designated as Series B PIK Convertible Preferred Stock (the “Series B Preferred Stock”), 1,200,000 shares of Series B Preferred Stock are outstanding, 400,000 shares of authorized preferred stock have been designated as Series D PIK Convertible Preferred Stock (the “Series D Preferred Stock”), and 2,000 shares of Series D Preferred Stock are outstanding.

Series B Preferred Stock

The Series B Preferred Stock ranks as to dividends and upon liquidation senior and prior to the Company’s common stock, and junior to the Series D Preferred Stock and any other series of preferred stock issued in the future by the Company. Holders of Series B Preferred Stock are entitled to dividends at a quarterly rate of $0.021875 per share, which amounts accrue without interest, and through December 31, 2019, the Company has right to elect to pay the dividends in additional shares of Series B Preferred Stock at the rate of 0.00021875 share of Series B Preferred Stock for each $1.00 not paid in cash. The liquidation value of each share of Series B Preferred Stock is $1.00, subject to adjustment for stock splits, stock dividends or similar events, plus the value of accrued but unpaid dividends (the “Liquidation Value”). Each share of Series B Preferred Stock converts into a number of shares of common stock equal to the Liquidation Value divided by $0.000135 (subject to adjustment for stock splits, stock splits or similar events).

As of the date hereof, accrued and unpaid dividends on the 1,200,000 shares of outstanding Series B Preferred Stock are approximately $368,375, the Liquidation Value is therefore approximately $1.31 per share, and each share of Series B Preferred Stock converts into approximately 9,681 common shares.

Each share of Series B Preferred Stock entitles the holder thereof to cast a number of votes (rounded up to the nearest whole vote) equal to the product of (A) the sum (i) the number of votes that could be cast by all holders of outstanding common stock and (ii) the number of votes that could be cast by the holders of any other class of stock, and (B) a fraction, the numerator of which shall be the number of shares of Series B Preferred Stock held by the holder and the denominator of which shall be the number of shares of Series B Preferred Stock held by all of the holders of Series B Preferred Stock. This effectively allows the holders of the Series B Preferred Stock to control the Company as holders of the Series B Preferred Stock have a majority of the votes entitled to be cast by stockholders of the Company. As an example, assuming an aggregate of 9,367,210,713 votes could be cast by the Company’s common and other preferred stockholders (based on the number of shares of outstanding common stock and Series D Preferred Stock as of May 31, 2021), the three holders of the Company’s Series B Preferred Stock would be entitled to cast in the aggregate 9,367,210,715 votes.

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Series D Preferred Stock

The Series D Preferred Stock ranks as to dividends and upon liquidation senior and prior to the Company’s common stock and Series B Preferred Stock, and pari passu with any series of preferred stock issued in the future by the Company. Holders of Series D Preferred Stock are entitled to dividends at a quarterly rate of $2.1875 per share, which amounts accrue without interest, and through December 31, 2019, the Company has right to elect to pay the dividends in additional shares of Series D Preferred Stock at the rate of 0.00021875 share of Series D Preferred Stock for each $1.00 not paid in cash. The liquidation value of each share of Series D Preferred Stock is $100.00, subject to adjustment for stock splits, stock dividends or similar events, plus the value of accrued but unpaid dividends (the “Liquidation Value”). Each share of Series D Preferred Stock converts into a number of shares of common stock equal to the Liquidation Value divided by an amount equal to 90% of the average of the daily closing price of the Company’s common stock for the three days prior to conversion (the “Current Market Price”) (subject to adjustment for stock splits, stock splits or similar events).

As of the date hereof, accrued and unpaid dividends on the 2,000 shares of outstanding Series D Preferred Stock are approximately $56,000, and assuming a Current Market Price of $0.0001/share, the Liquidation Value would be approximately $128 per share, and each share of Series D Preferred Stock would convert into approximately 1,422,222 common shares.

Each holder of Series D Preferred Stock is entitled to cast a total number of votes equal to the number of shares of Series D Preferred Stock held by the holder divided by the Current Market Price on the record dated of the meeting. As an example, assuming the Current Market Price were $0.0001/share, the current holder of the 2,000 outstanding shares of Series D Preferred Stock would be entitled to cast 20,000,000 votes.

Series E Preferred Stock

The Series E Preferred Stock is not convertible into the common stock of the Company and does not accrue dividends. The outstanding shares of Series E Preferred Stock have the right to take action by vote based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock of the Company such that the holders of the outstanding shares of Series E Preferred Stock shall always have 80% of the voting rights of the Company.

Delaware Anti-takeover Law

Certain provisions of Delaware law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Delaware law set forth below does not purport to be complete and is qualified in its entirety by reference to Delaware law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of our Series A Convertible Preferred Stock if the option to acquire such shares is exercised would impede a business combination by the voting and conversion rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Under Delaware law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

Because our Board of Directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

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Delaware’s “Acquisition of Controlling Interest” statute applies to Delaware corporations that do business in the State of Delaware directly or through an affiliate and which have 200 or more stockholders of record (at least 100 of which have record addresses in Delaware), unless the articles of incorporation or bylaws specifically provide otherwise. If applicable, this statute generally provides that any person acquiring certain statutorily defined “control” percentages (20%, 33.3% or a majority) of a corporation’s outstanding shares in the secondary market is not entitled to vote those “control shares” unless a majority of the other stockholders elects to restore such voting rights in whole or in part.

Delaware Corporation Law generally provides that a Delaware corporation which has not “opted out” of coverage by this section in the prescribed manner, such as the Company, may not engage in any “combination” with an “interested stockholder” for a period of two years following the date that the stockholder became an “interested stockholder” unless prior to that time the Board of Directors of the corporation approved either the “combination” or the transaction which resulted in the stockholder becoming an “interested stockholder.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Metrospaces, Inc. (“Metrospaces, Inc.,” “We,” or the “Company”) is offering up to $11,550,000 total of the Company’s common stock, $0.000001 par value (the “Common Stock” or collectively the “Securities”).

The Common Stock

We are authorized to issue 23,600,000,000 shares of Common Stock, $0.000001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Transfer Agent

Our transfer agent Empires Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014, phone (720) 818-5898, website www.empirestock.com. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time.

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Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

·	1% of the number of shares of our Common Stock then outstanding; or

·	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale; provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

 LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Brunson Chandler & Jones, PLLC, of Salt Lake City, Utah. Brunson Chandler & Jones, PLLC was not employed for such purpose on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any subsidiary, nor was it connected with the Company or any of its parents, or subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

26

METROSPACES, INC. UNAUDITED

FINANCIAL STATEMENTS

Metrospaces, Inc.

Year to Date Financial Statements

Years Ending December 31, 2020 and 2019

F-1

METROSPACES, INC.

Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$—	—
Prepaid and other current assets	3,300	3,300
Total Current Assets	3,300	3,300
Investment in non-consolidated subsidiary	209,830	263,881
TOTAL ASSETS	213,130	267,181
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$7,508	$7,508
Accrued expenses	227,207	191,850
Accrued dividend payable	615,417	510,417
Accrued interest	883,809	971,426
Sales deposit	1,501	1,501
Note payable – related parties	53,202	53,202
Derivative liability	11,017,206	11,207,284
Total Current Liabilities	12,805,850	12,943,187
Convertible notes payable, net discount of	1,009,293	2,719,293
TOTAL LIABILITIES	13,815,143	15,662,480
Stockholders’ Deficit
Preferred stock, $0.000001 par value, 8,000,000 authorized	—	—
Series B Preferred Stock, $0.000001 par
value, 2,000,000 shares authorized, 1,200,000 issued	1	1
Series C Preferred Stock, $0.000001 par
value, 100,000 shares authorized, 0 shares issued	—	—
Series D Preferred Stock, $0.000001 par
value, 400,000 shares authorized, 2,000 shares issued	—	—
Common Stock, $0.000001 par value, 23,600,000,000 shares
authorized, 9,347,210,713 shares issued and outstanding
at December 31, 2020 and 2019	9,493	9,493
Additional paid in capital	7,252,229	7,357,229
Accumulated other comprehensive Income (Loss)	—	—
Accumulated deficit	(20,863,736)	(22,762,022)
Total Stockholders' Deficit	(13,602,013)	(15,395,299)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$213,130	$267,181

F-2

METROSPACES, INC.

Consolidated Statements of Income

	Year Ending December 31,
	2020	2019
Revenue, net of discounts	$—	$—
Cost of revenue	—	—
Gross profit	—	—
Operating Expenses
General and administrative expenses	35,357	439,892
Total operating expenses	35,357	439,892
Operating Income / (Loss)	(35,357)	(439,892)
Other Income (expense)
Interest expense	(210,813)	(452,205)
Gain (loss) on change in fair value of derivative	190,078	13,510,171
Gain (loss) on extinguishment of debt	1,787,245	(1,958,000)
Other income (expense)	167,134	(1,475,137)
Total other income (expense)	1,933,644	9,624,829
Net Income (loss)	1,898,286	9,184,937
Preferred stock dividend	(105,000)	(105,000)
Net income (loss) attributable to common shareholders	$1,793,286	$9,079,937
Net loss per common share - basic and diluted	$0.00	$0.00
Weighted average of common shares - basic and diluted	9,347,210,713	9,219,823,660

F-3

METROSPACES, INC.

Consolidated Statements of Cash Flows

Year Ended December 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$1,898,286	$9,079,937
Adjustments to reconcile net loss to net cash provided by (used) in operating activities:
(Gain) on debt extinguishment	(1,655,949)	—
(Gain) loss on change in fair value of derivative	(190,078)	(13,510,171)
(Increase) decrease in operating assets:
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(52,259)	(366,990)
Net Cash Generated by Operating Activities	—	(4,797,223)
CASH FLOWS FROM INVESTING ACTIVITIES:
Deconsolidation of Ethilix	—	4,751,627
Net Cash provided by Investing Activities	—	4,751,627
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of related party notes	—	(43,905)
Proceeds from convertible notes payable	82,744
Net Cash Provided by Financing Activities	—	38,839
Net increase (decrease) in cash and cash equivalents	—	(6,757)
Cash and cash equivalents, beginning of period	—	6,757
Cash and cash equivalents, end of period	$—	$—
Supplemental cash flow information
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Non-cash transactions:
Conversion of convertible debt into common stock	$—	$454,766
F-4

METROSPACES, INC.

Consolidated Statements of Equity

	Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, December 31, 2018	1,200,000	1	0	$0	2,000	$0	7,532,971,713	$7,533	6,814,006	8,658	(31,569,104)	(24,738,906)

Stock issued for convertible debt							1,814,239,000	$1,960	$452,806			$454,766
Preferred dividend									$(105,000)		$105,000	—
Net loss										$(8,658)	$9,079,937	$9,071,281
Balance, December 31, 2019	1,200,000	$1	0	$0	2,000	$0	9,347,210,713	$9,493	$7,357,229	$(0)	$(22,262,022)	$(15,395,299)
Preferred dividend									$(105,000)		$105,000	—
Net loss											$1,793,286	$1,793,286
Balance, December 31, 2019	1,200,000	$1	0	$0	2,000	$0	9,347,210,713	$9,493	$7,252,229	$(0)	$(20,863,736)	$(13,602,013)

F-5

METROSPACES, INC.

Notes to Consolidated Financial Statements December 31, 2020

Note 1 -Nature of the Business

Business

Metrospaces, Inc. (the “Company”) was incorporated as “Strata Capital Corporation” on December 10, 2007, under the laws of the State of Delaware. Urban Spaces, Inc. (“Urban Spaces”) was incorporated on April 3, 2012, under the laws of the State of Nevada and thereafter formed Urban Properties LLC, a Delaware limited liability company and its 99.9% owned subsidiary (“UPLLC”). Through Urban Spaces and its subsidiaries, the Company builds, sells and manages condominium properties located in Argentina and Venezuela. On January 13, 2015, the Company acquired all of the outstanding shares of stock of Bodega IKAL, S.A., an Argentine corporation (“IKAL”), and Bodega Silva Valent S.A., an Argentinian corporation, which collectively own 185 acres of vineyards (Ikal Wine and Lodge), from which they currently sell grapes to local wineries. Through its 60% - owned subsidiary Caribe Mar, C.A. (“Caribe Mar”), the Company is planning to build a hotel on Coche Island in the State of Nueva Esparta, Venezuela. In June 2017, the Company acquired 51% of the ownership units of Etelix. In June 2018, Etelix was merged into another entity and the Company’s ownership dropped below 51% and Eteliz was deconsolidated. Effective September 15, 2018, the Company no longer has any ownership interest in Ikal Wine and Lodge.

In March 2020, the Company exchanged approximately 84% of its holdings in Etelix in settlement of a convertible note payable.

The Company rents one facility comprised of approximately 750 square feet office space located at 195 Montague Street in Brooklyn, New York. The Company’s senior executive team and administrative staff work at this office. The rent per month is $750.

Note 2 – Significant accounting policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Real Property

Real property is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Investments in non-consolidated subsidiaries

Investments in non-consolidated entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company’s ability to exercise significant influence over the operating and financial policies of the investee. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company’s share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

F-6

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology and trade names from a market participant perspective, useful lives and discount rates.

Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

The Company evaluates the recoverability of property and equipment and finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charge during the years presented.

The Company reviews goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company has elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under Accounting Standards Update (ASU) No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, issued by the Financial Accounting Standards Board (FASB). If it is determined that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

In addition to the recoverability assessment, the Company routinely reviews the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. We record revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

The Company generally recognizes revenue from grape sales upon delivery to the customer. The Company does not have any allowance for returns because grapes are accepted upon delivery.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

F-7

Fair Value Measurement

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short- term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measured at fair value on a recurring basis.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815.

Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated no revenues during the three months ended December 31, 2020 and has an accumulated deficit of $20,863,736. The continuation of the Company as a going concern is dependent upon, among other things, continued economic growth from its majority-owned telco company and financial support from its stockholders and continued attainment of profitable operations. These factors, among others, raise some doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to continue to generate and grow revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

Management plans to alleviate the going concern issues through future equity and debt financing opportunities currently being pursued.

F-8

Note 6 – Notes Payable – Related Parties

The officers of the Company have advanced funds to the Company from time to time. These advances are non-interest bearing, unsecured, and payable upon demand. The balance of the note payable – related party was $53,202 at December 31, 2020 and December 31, 2019.

Note 7 – Convertible Note Payable

At December 31, 2020, convertible notes payable consisted of the following:

Loan Holder	Prin face Amount	Issue Date	Mat Date	Int Rate
Astrom	$ 4,949	2/15/2015	2/15/2016	3%
Blackbridge (included in Astrom)	58	2/26/2015	2/26/2016	3%
Sugar Daddy #3	3,431	7/8/2015	7/8/2016	10%
Sugar Daddy #4	16,000	7/28/2015	7/28/2016	10%
Sugar Daddy #5	8,000	8/11/2015	8/11/2016	10%
Sugar Daddy #6	17,600	8/25/2015	8/25/2016	10%
Sugar Daddy #7	6,000	9/24/2015	9/24/2016	10%
Sugar Daddy #8	12,000	10/23/2015	10/23/2016	10%
Sugar Daddy #9	4,500	11/3/2015	11/3/2016	10%
Sugar Daddy #10	13,000	11/19/2015	11/19/2016	10%
Sugar Daddy #11	2,000	11/24/2015	11/24/2016	10%
Dixie Assets #1	29,000	3/23/2015	3/23/2016	10%
Dixie Assets #2	37,000	4/8/2015	4/8/2016	10%
Dixie Assets Management, Inc. #3	21,936	4/17/2015	4/17/2016	10%

F-9

Dixie Assets #4	9,800	4/29/2015	4/29/2016	10%
EMA Financial LLC	15,000	2/2/2016	2/2/2017	10%
Sugar Daddy #12	16,000	3/3/2016	3/3/2017	10%
Dixie Assets #5	21,000	3/3/2016	3/3/2017	10%
Sugar Daddy #13	4,440	1/27/2016	1/27/2017	10%
Dixie Assets #6	4,000	3/3/2016	3/3/2017	10%
Dixie Assets #7	16,735	3/15/2016	3/15/2017	10%
Sugar Daddy, Inc	9,084	6/16/2017	6/16/2018	10%
Apollo Capital	25,388	4/4/2018	4/4/2019	12%
Blackridge Capital	35,000	3/6/2018	3/6/2019	10%
JP Carey Enterprises	40,500	3/20/2018	3/20/2019	5%

M2B Corp	72,222	7/18/2018	7/18/2019	12%
LG Capital Funding	14,332	8/31/2018	8/31/2019	8%
M2B Corp	11,000	9/6/2018	9/6/2019	12%
M2B Funding Corp	33,333	12/18/2018	12/18/2019	12%
M2B Funding Corp	33,333	11/30/2018	11/30/2019	12%
M2B Funding Corp	33,333	12/12/2018	12/12/2019	12%
M2B Funding Corp	38,889	12/27/2018	12/27/2019	12%
Tri-Bridge Ventures LLC	40,000	10/4/2018	10/4/2019	10%
Tarpon Bay Partners	15,500	1/29/2015	1/29/2019	10%

F-10

LG Capital	15,000	6/3/2016	6/3/2017	8%
Deboise Inc.	8,500	5/11/2016	5/11/2017	10%
Eduardo Cabrera	69,000	8/1/2016	8/1/2017	5%
Eduardo Cabrera	2,000	8/1/2016	8/1/2017	5%
Juan Ramirez	4,000	8/1/2016	8/1/2017	5%
Metaxas Georgatos	4,000	8/1/2016	8/1/2017	5%
Richard S. Astrom	6,500	5/11/2016	5/11/2017	10%
Sugar Daddy Inc.	9,000	1/6/2016	1/6/2017	10%
Sugar Daddy Inc.	9,440	5/11/2016	5/11/2017	10%
Wellington Shields	1,000	8/1/2016	8/1/2017	5%
LG Capital	14,000	10/4/2019	10/4/2020	8%
LG Capital	33,600	1/15/2019	1/15/2020	8%
M2B Funding Corp	11,111	3/7/2019	3/7/2020	12%
M2B Funding Corp	13,333	8/21/2019	8/21/2020	12%
M2B Funding Corp	22,222	4/8/2019	4/8/2020	12%
M2B Funding Corp	33,333	1/3/2019	1/3/2020	12%
M2B Funding Corp	38,889	1/10/2019	1/10/2020	12%
M2B Funding Corp	58,788	1/17/2019	1/17/2020	12%
Total	$1,009,293

The convertible promissory notes listed above were issued in exchange for investment proceeds (cash investment).

F-11

Note 9 – Stockholders Equity

Common stock

The Company is authorized to issue 23,600,000,000 shares of common stock, par value of $0.000001 per share.

9,347,210,713 shares are issued and outstanding as of December 31, 2020 and December 31, 2019.

Series A Preferred Stock

The Company is authorized to issue 8,000,000 shares of Series A preferred stock at a par value of $0.000001 per share. As of December 31, 2020 and December 31, 2019, no shares of Series A Preferred stock were issued and outstanding.

Series B Preferred Stock

The Board of Directors of the Company has designated 2,000,000 shares of preferred stock as Series B PIK Convertible Preferred Stock (“Series B Preferred Stock”).

As of December 31, 2020 and December 31, 2019, 1,200,000 shares of Series B Preferred Stock were issued and outstanding.

Series C Preferred Stock

The Board of Directors of the Company has designated 100,000 shares of preferred stock as Series C PIK Convertible Preferred Stock (“Series C Preferred Stock”).

As of December 31, 2020 and December 31, 2019, 0 shares of series C preferred stock were issued and outstanding.

Series D Preferred Stock

The Board of Directors of the Company has designated 400,000 shares of preferred stock as Series D Convertible Preferred Stock (“Series C Preferred Stock”).

As of December 31, 2020 and December 31, 2019, 2,000 shares of series D preferred stock were issued and outstanding.

F-12

Metrospaces, Inc.

Quarter to Date Financial Statements

Three and Six Months Ending June 30, 2021

F-13

METROSPACES, INC.

Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$388,669	—
Notes receivable	50,000	—
Note receivable – related party	280,000	—
Accrued interest receivable	18,855	—
Prepaid and other current assets	13,300	3,300
Total Current Assets	750,824	3,300
Investment in marketable securities	503,271	209,830
Property, plant and equipment	199,500	—
TOTAL ASSETS	1,453,595	213,130
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$3,400	$7,508
Accrued expenses	399,777	374,195
Accrued dividend payable	667,917	615,417
Accrued interest	1,089,683	1,043,903
Sales deposit	1,501	1,501
Notes payable	220,000	—
Note payable – related parties	58,102	53,202
Derivative liability	1,297,192	11,017,206
Total Current Liabilities	3,737,572	13,112,932
Convertible notes payable, net discount of	1,693,424	1,697,708
TOTAL LIABILITIES	5,430,996	14,810,640
Stockholders’ Deficit
Preferred stock, $0.000001 par value, 8,000,000 authorized	—	—
Series B Preferred Stock, $0.000001 par
value, 2,000,000 shares authorized, 1,200,000 issued	1	1
Series C Preferred Stock, $0.000001 par
value, 100,000 shares authorized, 45,354 shares issued	—	—
Series D Preferred Stock, $0.000001 par
value, 400,000 shares authorized, 0 shares issued	—	—
Common Stock, $0.000001 par value, 13,000,000,000 shares
authorized, 12,704,924,130 and 9,347,210,713 shares issued and outstanding June 30, 2021 and
December 31, 2020, respectively	10,211	9,493
Additional paid in capital	7,408,356	7,252,229
Accumulated deficit	(11,398,695)	(21,859,233)
Total Stockholders' Deficit	(3,977,401)	(14,597,510)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,453,595	$213,130

See accompanying notes to financial statements.

F-14

METROSPACES, INC.

Consolidated Statements of Income

	Three Months Ending June 30,		Six Months Ending June 30,
	2021	2020	2021	2020
Revenue, net of discounts	$—	$—	$—	$—
Cost of revenue	—	—	—	—
Gross profit	—	—	—	—
Operating Expenses
General and administrative expenses	115,635	9,040	186,920	18,817
Total operating expenses	115,635	9,040	186,920	18,817
Operating Income / (Loss)	(115,635)	(9,040)	(186,920)	(18,817)
Other Income (expense)
Interest income	17,892	—	18,854	—
Interest expense	(98,107)	(48,798)	(194,895)	(113,217)
Gain (loss) on change in fair value of derivative	9,762,038	—	9,720,014	190,078
Gain (loss) on extinguishment of debt	—	—	—	1,787,245
Change in fair market value of marketable securities	(182,345)	—	293,441	—
Gain on sale of marketable securities	—	—	460,044	—
Other	350,000	—	350,000	—
Total other income (expense)	9,849,478	(48,798)	10,647,458	1,864,106
Net Income (loss)	9,733,843	(57,838)	10,460,538	1,845,289
Preferred stock dividend	(26,250)	(26,250)	(52,500)	(52,500)
Net income (loss) attributable to common shareholders	$9,707,593	$(84,088)	$10,408,038	$1,792,789
Net loss per common share - basic and diluted	$0.00	$(0.00)	$0.00	$0.00
Weighted average of common shares - basic and diluted
	10,526,204,993	9,347,210,713	$10,328,856,176	9,347,210,713

See accompanying notes to financial statements.

F-15

METROSPACES, INC.

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$10,460,538	$1,845,289
Adjustments to reconcile net loss to net cash provided by (used) in operating activities:
(Gain) on debt extinguishment	—	(1,787,245)
(Gain) loss on change in fair value of derivative	(9,720,014)	(190,078)
Change in value of marketable securities	(753,486)	—
(Increase) decrease in operating assets:
Accrued interest	(18,855)	—
Note receivable	(330,000)	—
Prepaid expenses	(10,000)	—
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	110,379	132,034
Net Cash Generated by Operating Activities	(261,468)	—
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property	(150,000)	—
Capitalized software development costs	(49,500)	—
Proceeds from sale of marketable securities	460,045	—
Net Cash provided by Investing Activities	260,545	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	220,000	—
Proceeds from related party notes	4,900	—
Proceeds from convertible notes payable	164,692	—
Net Cash Provided by Financing Activities	389,592	—
Net increase (decrease) in cash and cash equivalents	388,669	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$388,669	$—
Supplemental cash flow information
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Non-cash transactions:
Conversion of convertible debt into common stock	$168,976	$—

See accompanying notes to financial statements.

F-16

METROSPACES, INC.

Consolidated Statements of Equity

	Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	1,200,000	$1	45,354	$0	2,000	$0	9,347,210,713	$9,493	$7,252,229	(21,030,869)	(13,769,146)

Preferred stock dividend									$(26,250)		$(26,250)
Issuance of common stock upon conversion of convertible debt							718,258,667	718	42,377		43,095
Net income										$256,283	$256,283

Balance, March 31, 2021	1,200,000	$1	100,000	$0	2,000	$0	10,065,469,380	$10,211	$7,268,356	$(20,774,586)	$(13,496,018)
Preferred stock dividend									$(26,250)		$(26,250)
Issuance of common stock upon conversion of convertible debt							2,639,454,750	$2,639	166,337	—	168,976
Net income										9,733,843	9,733,843
Balance, June 30, 2021	1,200,000	$1	100,000	$0	2,000	$0	12,704,924,130	$12,850	$7,408,443	$(11,398,695)	$(3,977,401)

See accompanying notes to financial statements.

F-17

METROSPACES, INC.

Notes to Consolidated Financial Statements December 31, 2020

Note 1 -Nature of the Business

Business

Business

Metrospaces, Inc. (the “Company”) was incorporated as “Strata Capital Corporation” on December 10, 2007, under the laws of the State of Delaware. The Company has historically been a luxury hotel and residential developer.  However, it always focused on higher-yield opportunities, in particular   opportunities where IT can create huge improvements in efficiency and operating income.  In that sense, on June 2017, the Company acquired 51% of the ownership units of Etelix in exchange for a $2 million promissory note. Etelix is a Miami-based carrier-grade telco provider that ran a small data center.   In June 2018, Etelix was merged into what is today, IQSTel, Inc. and as a consequence, the Company’s ownership dropped below 51% and therefore Etelix was deconsolidated.  Effective September 15, 2018, the Company no longer has any ownership interest in Ikal Wine and Lodge.

In March 2020, the Company exchanged the balance of the unpaid promissory of about $1.7 million, keeping 1,050,725 common shares.  Additionally, the company has an option to acquire an additional 2.5 million shares and has agreements to acquire an even higher amount of shares, as certain value added-events are realized between the company and IQSTel, Inc..

The company has shifted its business focus and business plan from a traditional luxury hotel and residential developer to a Prop-tech company.  The Company believes that new blockchain, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way.   One of the initialfocus of the Company is to use IT to improve operating, marketing and maintenance efficiencies.  To enter these new service offerings, the company will launch a series of new business lines.  The first launch will be a co-living platform focus on secondary cities such as Philadelphia, Jacksonville, Houston and others, as well as special international tourist destinations such as The Dominican Republic.  The company has a beta platform that will be launched by middle of 3rd quarter of 2021 and will bear the brand MetroHouse.  On March 23, 2021 the Company entered an agreement to acquire a 3-bedroom villa in Infinity View Villas in Loma Linda, The Dominican Republic which will be one of it’s first markets.  Part of this agreement give the company the option to increase its investment and become a co-developer partner.  Additionally, the Company has entered into an LOI to acquire a 3000 ft2 lot lot located in Fishtown, Philadelphia.  Additionally, the Company has entered into a JV Agreement with a group of property owner to develop 2 additional properties owned by the, which the Company expects to have fully operational within 9 months.  The company intends to open at least 4-5 cities before end of 2021, with a total of no less than 150 beds within those cities.

The second business launch will be a blockchain-certified signature verification service aimed at realtors and other real estate professionals.  This will be part of a bigger launch that will follow where the company will roll-out a blockchain market place to tokenize real estate assets and mortgages.  This platform is in the beginning stages and will likely launch end of 2021.

In March 2020, the Company exchanged approximately 84% of its holdings in Etelix in settlement of a convertible note payable.

The Company rents one facility comprised of approximately 750 square feet office space located at 195 Montague Street in Brooklyn, New York. The Company’s senior executive team and administrative staff work at this office. The rent per month is $750.

Note 2 – Significant accounting policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

F-18

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Real Property

Real property is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Investments in marketable securities

Investments in marketable securities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company’s ability to exercise significant influence over the operating and financial policies of the investee. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company’s share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology and trade names from a market participant perspective, useful lives and discount rates.

Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

The Company evaluates the recoverability of property and equipment and finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charge during the years presented.

The Company reviews goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company has elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under Accounting Standards Update (ASU) No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, issued by the Financial Accounting Standards Board (FASB). If it is determined that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

In addition to the recoverability assessment, the Company routinely reviews the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

F-19

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. We record revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

The Company generally recognizes revenue from grape sales upon delivery to the customer. The Company does not have any allowance for returns because grapes are accepted upon delivery.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Fair Value Measurement

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short- term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measured at fair value on a recurring basis.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815.

F-20

Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated no revenues during the three and six months ended June 30, 2021 and has an accumulated deficit of $11,428,695. The continuation of the Company as a going concern is dependent upon, among other things, continued economic growth from its majority-owned telco company and financial support from its stockholders and continued attainment of profitable operations. These factors, among others, raise some doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to continue to generate and grow revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

Management plans to alleviate the going concern issues through future equity and debt financing opportunities currently being pursued.

Note 4 – Note receivable

In May 2021, the Company entered into a securities purchase agreement with a publicly traded company to purchase a convertible note payable issued by the Company. The note bears interest at 5% and is convertible in to the issuer’s common stock at a 65% discount from the market price of the issuer’s common stock. The note is due May 4, 2022.

Note 5 – Note receivable – Related Party

In March 2021, the Company entered into a securities purchase agreement with an affiliate of the chief executive officer of the Company to purchase a note in the amount of $390,000 bearing interest at 18% with a maturity date of September 25, 2021. The balance on the note at June 30, 2021 is $280,000.

Note 6 – Notes Payable – Related Parties

The officers of the Company have advanced funds to the Company from time to time. These advances are non-interest bearing, unsecured, and payable upon demand. The balance of the note payable – related party was $58,102 at June 30, 2021 and December 31, 2020.

F-21

Note 7 –Convertible Notes Payable

At June 30, 2021, convertible notes payable consisted of the following:

Loan Holder	Prin face Amount	Issue Date	Mat Date	Int Rate
Astrom	$ 4,949	2/15/2015	2/15/2016	3%
Blackbridge	58	2/26/2015	2/26/2016	3%
Sugar Daddy #3	3,431	7/8/2015	7/8/2016	10%
Sugar Daddy	8,841	5/29/15	5/28/16	10%
Apollo Capital Corp.	65,105	2/6/15	2/6/16	8%
Sugar Daddy #4	16,000	7/28/2015	7/28/2016	10%
Sugar Daddy #5	8,000	8/11/2015	8/11/2016	10%
Sugar Daddy #6	17,600	8/25/2015	8/25/2016	10%
Sugar Daddy #7	6,000	9/24/2015	9/24/2016	10%
Sugar Daddy #8	12,000	10/23/2015	10/23/2016	10%
Sugar Daddy #9	4,500	11/3/2015	11/3/2016	10%
Sugar Daddy #10	13,000	11/19/2015	11/19/2016	10%
Sugar Daddy #11	2,000	11/24/2015	11/24/2016	10%
Dixie Assets #1	29,000	3/23/2015	3/23/2016	10%
Dixie Assets #2	37,000	4/8/2015	4/8/2016	10%
Dixie Assets Management, Inc. #3	21,936	4/17/2015	4/17/2016	10%
Apollo Capital Corp.	30,000	2/19/16	8/19/16	12%
Sugar Daddy #12	16,000	3/3/2016	3/3/2017	10%
Dixie Assets #5	21,000	3/3/2016	3/3/2017	10%
Sugar Daddy #13	4,440	1/27/2016	1/27/2017	10%
Dixie Assets #6	4,000	3/3/2016	3/3/2017	10%
Dixie Assets #7	16,735	3/15/2016	3/15/2017	10%
Apollo Capital Corp.	31,000	4/28/17	10/28/17	12%
Sugar Daddy, Inc	9,084	6/16/2017	6/16/2018	10%
Apollo Capital Corp.	66,000	8/4/17	2/4/18	12%
Apollo Capital Corp.	20,000	10/12/17	4/12/18	12%
Apollo Capital Corp.	68,200	12/1/17	6/1/18	12%
Apollo Capital Corp.	280,167	2/26/18	8/26/18	12%
Apollo Capital Corp.	163,333	4/4/2018	4/4/2019	12%
Blackridge Capital	35,000	3/6/2018	3/6/2019	10%
Apollo Capital Corp	52,173	3/20/2018	3/20/2019	5%
M2B Corp	72,222	7/18/2018	7/18/2019	12%
LG Capital Funding	14,332	8/31/2018	8/31/2019	8%
M2B Corp	11,000	9/6/2018	9/6/2019	12%
M2B Funding Corp	33,333	12/18/2018	12/18/2019	12%
M2B Funding Corp	33,333	11/30/2018	11/30/2019	12%
M2B Funding Corp	33,333	12/12/2018	12/12/2019	12%
M2B Funding Corp	38,889	12/27/2018	12/27/2019	12%
Tri-Bridge Ventures LLC	40,000	10/4/2018	10/4/2019	10%
Tarpon Bay Partners	15,500	1/29/2015	1/29/2019	10%
LG Capital	15,000	6/3/2016	6/3/2017	8%
Deboise Inc.	8,500	5/11/2016	5/11/2017	10%
Eduardo Cabrera	69,000	8/1/2016	8/1/2017	5%
Eduardo Cabrera	2,000	8/1/2016	8/1/2017	5%
Juan Ramirez	4,000	8/1/2016	8/1/2017	5%
Metaxas Georgatos	4,000	8/1/2016	8/1/2017	5%
Richard S. Astrom	6,500	5/11/2016	5/11/2017	10%
Sugar Daddy Inc.	9,000	1/6/2016	1/6/2017	10%
Sugar Daddy Inc.	9,440	5/11/2016	5/11/2017	10%
Wellington Shields	1,000	8/1/2016	8/1/2017	5%
LG Capital	14,000	10/4/2019	10/4/2020	8%
LG Capital	33,600	1/15/2019	1/15/2020	8%
M2B Funding Corp	11,111	3/7/2019	3/7/2020	12%
M2B Funding Corp	13,333	8/21/2019	8/21/2020	12%
M2B Funding Corp	22,222	4/8/2019	4/8/2020	12%
M2B Funding Corp	33,333	1/3/2019	1/3/2020	12%
M2B Funding Corp	3,889	1/10/2019	1/10/2020	12%
M2B Funding Corp	50,000	1/17/2019	1/17/2020	12%
Total	$1,693,424

The convertible promissory notes listed above were issued in exchange for investment proceeds (cash investment).

F-22

Note 8 – Notes Payable

In March 2021, the Company purchased an apartment building in exchange for a note payable in the amount of $150,000, payable in tranches over the next six months. The balance on the note at June 30, 2021 is $120,000.

In June 2021, an investor advanced the Company $100,000. The advance does not bear interest and is due upon demand. The balance on the advance at June 30, 2021 is $100,000.

Note 9 – Stockholders Equity

Common stock

The Company is authorized to issue 10,000,000,000 shares of common stock, par value of $0.000001 per share.

12,704,924,130 and 9,347,210,713 shares are issued and outstanding as of June 30, 2021 and December 31, 2020.

Series A Preferred Stock

The Company is authorized to issue 8,000,000 shares of Series A preferred stock at a par value of $0.000001 per share. As of June 30, 2021 and December 31, 2020, no shares of Series A Preferred stock were issued and outstanding.

Series B Preferred Stock

The Board of Directors of the Company has designated 2,000,000 shares of preferred stock as Series B PIK Convertible Preferred Stock (“Series B Preferred Stock”).

As of June 30, 2021 and December 31, 2020, 1,200,000 shares of Series B Preferred Stock were issued and outstanding.

Series C Preferred Stock

The Board of Directors of the Company has designated 100,000 shares of preferred stock as Series C PIK Convertible Preferred Stock (“Series C Preferred Stock”).

As of June 30, 2021 and December 31, 2020, 45,354 shares of series C preferred stock were issued and outstanding.

Series D Preferred Stock

The Board of Directors of the Company has designated 400,000 shares of preferred stock as Series D Convertible Preferred Stock (“Series C Preferred Stock”).

As of June 30, 2021 and December 31, 2020, 2,000 shares of series D preferred stock were issued and outstanding.

F-23

 PART III—EXHIBITS

Index to Exhibits

Exhibit
Number	Exhibit Description

2.1*	Certificate of Incorporation
2.2*	Bylaws
2.3*	Certificate of Amendment of the Certificate of Incorporation
2.4*	Certificate of Amendment of the Certificate of Incorporation
2.5*	Certificate of Designations of Series B PIK Convertible Preferred Stock
2.6*	Certificate of Designation of Series D PIK Convertible Preferred Stock
4.1*	Subscription Agreement
6.1*	Employment Agreement with Oscar Brito dated May 1, 2018
6.2*	Letter Agreement with Clear Financial Solutions dated August 26, 2021
11.1*	Consent of Brunson Chandler & Jones, PLLC (included in Exhibit 12.1)
12.1*	Opinion regarding Legality

* Filed herewith

15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 28, 2021.

(Exact name of issuer as specified in its charter): Metrospaces, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ Oscar Brito
Oscar Brito
Chief Executive Officer (Principal Executive Officer)
Date: September 28, 2021

/s/ Steven Plumb
Steven Plumb
Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).
Date: September 28, 2021

SIGNATURES OF DIRECTORS:
/s/ Oscar Brito	Date: September 28, 2021
16